EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 for the registration of an aggregate maximum offering price of $200,000,000 of common stock, preferred stock, shares of preferred stock represented by depositary shares, warrants, stock purchase contracts and units, No. 333-114710, Form S-3 for the registration of an aggregate maximum offering price of $470,312,000 of common stock, preferred stock, shares of preferred stock represented by depositary shares, warrants, stock purchase contracts and units, No. 333-125582, and Form S-8 pertaining to the 1998 Stock Option Plan and the 2004 Stock Incentive Plan, No. 333-118361) of Cedar Shopping Centers, Inc. and in the related Prospectus of our report dated June 20, 2005 with respect to the Combined Statement of Revenues and Certain Expenses of Certain Properties of Giltz & Associates, Inc. included in this Current Report Form 8-K/A.

/s/ Ernst & Young LLP

New York, New York
June 20, 2005